Exhibit 99.1

Aethlon Medical Announces Fiscal Year End Financial Results and Provides Corporate Update

SAN DIEGO June 28, 2022 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical technology company focused on developing products to diagnose and treat life and organ threatening infectious diseases, today reported financial results for its fiscal year ended March 31, 2022 and provided an update on recent developments.

Company Updates

Aethlon Medical is continuing the research and clinical development of the Hemopurifier®, a therapeutic blood filtration system that can bind and remove life-threatening viruses and harmful exosomes from blood. This action has potential applications in cancer, where cancer associated exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases, including removal of COVID-19 virus, associated variants, and related exosomes.

As disclosed previously, the Aethlon Hemopurifier has demonstrated binding of the SARS-CoV-2 spike protein and, as reported in a peer reviewed publication, the binding and removal from circulation of SARS-CoV-2 virus from a human patient. That publication also noted that the Hemopurifier has demonstrated the removal of exosomes and exosomal microRNAs associated with coagulopathy and acute lung injury.

We also recently published a pre-print manuscript demonstrating that Aethlon's proprietary GNA affinity resin was able to bind seven clinically relevant SARS-CoV-2 variants in vitro, including the Delta and Omicron variants. Viral capture efficiency with the GNA affinity resin ranged from 53% to 89% for all variants tested. The GNA affinity resin is a key component of our Hemopurifier. The manuscript is titled "Removal of Clinically Relevant SARS-CoV-2 Variants by An Affinity Resin Containing Galanthus nivalis Agglutinin" and was published in bioRxiv.

We continued to advance our severe COVID-19 clinical trial for the Hemopurifier under our open Investigational Device Exemption (IDE) for life-threatening viral infections. In June 2022, the first patient in this study was enrolled and has completed the Hemopurifier treatment phase of the protocol. We now have nine fully activated hospitals that are actively screening patients for the trial, including Louisiana State University (LSU) Shreveport, Valley Baptist Medical Center in Texas, Loma Linda Medical Center, Hoag Irvine and Newport Beach in Southern California, University of California Davis, University of Miami Medical Center, Cooper Medical and Thomas Jefferson Medical Center. We are in the site activation process with additional U.S. medical centers. Our contract research organization (CRO) for this trial is Pharmaceutical Product Development, also known as PPD.

We also obtained ethics review board approval and entered into an agreement with Medanta Medicity Hospital, a multi-specialty hospital in Delhi NCR, India, to initiate a COVID-19 clinical trial. We have completed all site initiation activities and this site is now open for enrollment and is actively screening patients. One patient recently completed participation in the study.

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In addition to our work with COVID-19, we continue to screen patients for our IDE clinical trial in head and neck cancer. We are working to increase the number of trial sites to accelerate patient recruitment and we are also considering initiating additional trials, both domestically and abroad, to investigate the Hemopurifier as a treatment for other forms of cancer.

Aethlon also recently announced the appointment of Angela Rossetti to the Aethlon Board of Directors, effective April 1, 2022. Ms. Rossetti is a senior biopharmaceutical executive who brings more than 20 years of industry experience.

Financial Results for the Fiscal Year Ended March 31, 2022

At March 31, 2022, Aethlon Medical had a cash balance of approximately $17.1 million.

Aethlon recorded approximately $294,000 of revenue related to our government contracts with the NIH in the fiscal year ended March 31, 2022, compared to approximately $659,000 in the fiscal year ended March 31, 2021. At March 31, 2022, the Company had approximately $345,000 of deferred revenue related to those contracts as a result of not achieving certain milestones in those contracts.

Consolidated operating expenses for the fiscal year ended March 31, 2022 were approximately $10.72 million, compared to approximately $8.55 million for the fiscal year ended March 31, 2021, an increase of approximately $2.17 million in fiscal year ended March 31, 2022. The $2.17 million increase in the 2022 period was due to increases in payroll and related expenses of approximately $1.17 million and in general and administrative expense of $1.0 million, which were partially offset by a decrease of approximately $4,000 in professional fees.

The $1.17 million increase in the fiscal year ended March 31, 2022 in payroll and related expenses was due to an increase in cash-based compensation of approximately $1.2 million, which was partially offset by a decrease in stock-based compensation of approximately $29,000. The $1.2 million increase in cash-based compensation was primarily due to increases of approximately $826,000 and $721,000 in general and administrative payroll and in research and development payroll, respectively, due to headcount increases, and approximately $203,000 in relocation-related compensation to two senior executives that relocated to San Diego, California as a condition of their employment. Those increases were partially offset by the combination of a $452,000 accrual in the 2021 period related to the separation agreement with the former CEO, with no comparable expense in the 2022 period, and a net decrease of approximately $135,000 in cash bonuses.

The $1.0 million increase in the fiscal year ended March 31, 2022 in general and administrative expenses primarily arose from increases of $453,000 in clinical trial expenses, $209,000 in rent expense and $195,000 in insurance expense

As a result of the changes in revenues and expenses noted above, Aethlon’s net loss before noncontrolling interests increased to approximately $10.4 million for the fiscal year ended March 31, 2022, from approximately $7.9 million for the fiscal year ended March 31, 2021.

The unaudited condensed consolidated balance sheet for March 31, 2022 and the unaudited condensed consolidated statements of operations for the fiscal years ended March 31, 2022 and 2021 follow at the end of this release.

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Conference Call

The Company will hold a conference call today, Tuesday, June 28, 2022 at 4:30 p.m. Eastern Time to review financial results and recent corporate developments. Following management's formal remarks, there will be a question and answer session.

Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10168104/f354b2edb0.

Please note that registered participants will receive their dial in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

A replay of the call will be available approximately one hour after the end of the call through July 28, 2022. The replay can be accessed via Aethlon Medical’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada Toll Free at 1-855-669-9658. The replay conference ID number is 4234353.

About Aethlon and the Hemopurifier®

Aethlon Medical is a biotechnology company developing the Hemopurifier, a therapeutic blood filtration system indicated for infectious diseases and cancer. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and harmful exosomes from blood utilizing a proprietary lectin-based technology. This action has potential applications in cancer, where exosomes may promote immune suppression and metastasis, and in life-threatening infectious diseases.

The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. Under an Investigational Device Exemption (IDE) application, the FDA approved a single site, open-label Early Feasibility Study (EFS) to evaluate the Hemopurifier for reducing cancer-associated exosomes prior to the administration of standard-of-care pembrolizumab (KEYTRUDA®) in patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck. The EFS is being conducted at the University of Pittsburgh Medical Center Hillman Cancer Center.

The Hemopurifier also holds an FDA Breakthrough Device designation and an open IDE application related to the treatment of life-threatening viruses that are not addressed with approved therapies. A recent amendment to the IDE enabled Aethlon to implement a new EFS protocol to treat up to 40 COVID-19 patients at up to 20 clinical sites in the U.S. In two case studies of patients treated under Emergency Use (EU), the Hemopurifier demonstrated binding of SARS-CoV-2 spike protein and removal of SARS-CoV-2 virus from the circulation of a human patient.

Additional information can be found at www.AethlonMedical.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company's ability to enroll additional sites for its clinical trials, the Company’s ability to enroll patients in and successfully complete its trials in COVID-19 patients and in its head and neck cancer trials, the Company's ability to successfully treat patients under any Emergency Use pathway, the Company's ability to successfully complete development of its Hemopurifier, the Company’s ability to raise additional funds, the Company’s ability to expand its clinical trials into other areas of cancer, and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2021, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes
Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Media Contact:

Tony Russo, Ph.D.
Russo Partners, LLC
tony.russo@russopartnersllc.com
212-845-4251

Investor Contact:

Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com
212-966-3650

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AETHLON MEDICAL, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets

	March 31, 2022	March 31, 2021

ASSETS

CURRENT ASSETS
Cash	$17,072,419	$9,861,575
Accounts receivable	127,965	149,082
Prepaid expenses	956,623	341,081
TOTAL CURRENT ASSETS	18,157,007	10,351,738

Property and equipment, net	441,238	160,976
Right-of-use lease asset	696,698	40,363
Patents, net	2,200	56,954
Restricted cash	87,506	46,726
Deposits	33,305	12,159
TOTAL ASSETS	$19,417,954	$10,668,916

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$499,962	$337,678
Due to related parties	155,742	118,520
Deferred revenue	344,547	114,849
Lease liability, current portion	126,905	42,543
Other current liabilities	696,893	761,636
TOTAL CURRENT LIABILITIES	1,824,049	1,375,226

Lease liability, less current portion	602,505	–

TOTAL LIABILITIES	2,426,554	1,375,226

COMMITMENTS AND CONTINGENCIES

EQUITY
Common stock, par value of $0.001, 30,000,000 shares authorized; 15,419,163 and 12,150,597 issued and outstanding	15,421	12,152
Additional-paid in capital	147,446,868	129,331,542
Accumulated deficit	(130,329,181)	(119,913,090)
TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	17,133,108	9,430,604

Noncontrolling interests	(141,708)	(136,914)

TOTAL STOCKHOLDERS' EQUITY	16,991,400	9,293,690

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$19,417,954	$10,668,916

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AETHLON MEDICAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the fiscal years ended March 31, 2022 and 2021

	Fiscal Year	Fiscal Year
	Ended 3/31/22	Ended 3/31/21
Government contract revenue	$294,165	$659,104

OPERATING COSTS AND EXPENSES
Professional fees	2,634,026	2,637,664
Payroll and related	4,625,802	3,454,941
General and administrative	3,455,222	2,457,998
	10,715,050	8,550,603

OPERATING LOSS	(10,420,885)	(7,891,499)

NET LOSS	$(10,420,885)	$(7,891,499)

Loss attributable to noncontrolling interests	(4,794)	(4,790)

NET LOSS ATTRIBUTABLE TO AETHLON MEDICAL, INC.	$(10,416,091)	$(7,886,709)

Basic and diluted net loss available to common stockholders per share	$(0.71)	$(0.65)

Weighted average number of common shares outstanding	14,756,967	12,090,884

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